Exhibit 99.1

ProShares Announces ETF Share Splits

BETHESDA, MD. March 20, 2024—ProShares, a premier provider of ETFs, announced today forward and reverse share splits on eleven of its ETFs. The splits will not change the total value of a shareholder’s investment and will be effective on two separate dates.

Forward Splits—Phase One

ProShares will implement forward splits for five ETFs in two phases, on two separate dates. Three ETFs will forward split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio
SPXE	ProShares S&P 500 Ex-Energy	2:1
SPXN	ProShares S&P 500 Ex-Financials	2:1
SPXV	ProShares S&P 500 Ex-Health Care	2:1

All forward splits in phase one will apply to shareholders of record as of market close on April 8, 2024, payable after market close on April 9, 2024. All forward splits will be effective prior to market open on April 10, 2024, when the funds will begin trading at their post-split prices. The ticker symbols and CUSIP numbers for the funds will not change.

Forward Splits—Phase Two

Two ETFs will forward split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio
KOLD	ProShares UltraShort Bloomberg Natural Gas	2:1
SVXY	ProShares Short VIX Short-Term Futures	2:1

Forward splits in phase two will apply to shareholders of record as of market close on April 9, 2024, payable after market close on April 10, 2024. All forward splits will be effective prior to market open on April 11, 2024, when the funds will begin trading at their post-split prices. The ticker symbols and CUSIP numbers for the funds will not change.

The forward splits will decrease the price per share of each fund, with a proportionate increase in the number of shares outstanding. For example, for a two-for-one split, every pre-split share will result in the receipt of two post-split shares, which will be priced at one-half the net asset value (“NAV”) of a pre-split share.

Illustration of a Forward Split

The following table shows the effect of a hypothetical two-for-one forward split.

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	100	$120.00	$12,000.00
Post-Split	200	$ 60.00	$12,000.00

Reverse Splits—Phase One

ProShares will implement reverse splits for six ETFs in two phases, on two separate dates. Five ETFs will reverse split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
REW	ProShares UltraShort Technology	1:2	74347G424	74349Y852
PSQ	ProShares Short QQQ	1:5	74347B714	74349Y837
QID	ProShares UltraShort QQQ	1:5	74347G739	74349Y829
SSG	ProShares UltraShort Semiconductors	1:5	74347G622	74349Y860
SPXU	ProShares UltraPro Short S&P500	1:5	74347B110	74349Y845

All reverse splits for phase one will be effective prior to market open on April 10, 2024, when the funds will begin trading at their post-split prices. The ticker symbols for the funds will not change. All funds undergoing a reverse split will be issued new CUSIP numbers, listed above.

Reverse Splits—Phase Two

One ETF will reverse split shares at the following split ratio:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
UVXY	ProShares Ultra VIX Short-Term Futures	1:5	74347Y771	74347Y755

The reverse split for phase two will be effective prior to market open on April 11, 2024, when the fund will begin trading at its post-split price. The ticker symbol for the fund will not change. The fund undergoing a reverse split will be issued a new CUSIP number, listed above.

The reverse splits will increase the price per share of each fund, with a proportionate decrease in the number of shares outstanding. For example, for a one-for-five reverse split, every five pre-split shares will result in the receipt of one post-split share, which will be priced five times higher than the NAV of a pre-split share.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical one-for-five reverse split.

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post-Split	200	$50.00	$10,000.00

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratios (for example, not a multiple of five for a one-for-five reverse split), the reverse splits will result in the creation of fractional shares. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

About ProShares

ProShares has been at the forefront of the ETF revolution since 2006. ProShares now offers one of the largest lineups of ETFs, and, along with its affiliates, now manages more than $65 billion in assets. The company is a leader in strategies such as dividend growth, rising rates, thematics, crypto and geared (leveraged and inverse) ETF investing. ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

MEDIA CONTACT

Tucker Hewes

212-207-9451

tucker@hewescomm.com

INVESTOR CONTACT

ProShares

866-776-5125

Some ProShares ETFs seek daily investment results that correspond, before fees and expenses, to a multiple (e.g., 2x or -2x) of the daily performance of its underlying benchmark (the “Daily Target”). While the Funds have a daily investment objective, you may hold a Fund’s shares for longer than one day if you believe it is consistent with your goals and risk tolerance. For any holding period other than a day, your return may be higher or lower than the Daily Target. These differences may be significant. Smaller index gains/losses and higher index volatility contribute to returns worse than the Daily Target. Larger index gains/losses and lower index volatility contribute to returns better than the Daily Target. The more extreme these factors are, the more they occur together, and the longer your holding period while these factors apply, the more your return will tend to deviate. Investors should consider periodically monitoring their geared fund investments in light of their goals and risk tolerance.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified, and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short positions lose value as security prices increase. Narrowly focused investments typically exhibit higher volatility. Investments in smaller companies typically exhibit higher volatility. Smaller company stocks also may trade at greater spreads or lower trading volumes, and may be less liquid than stocks of larger companies. Please see prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing. Separate ProShares Trust II prospectuses are available for Volatility, Commodity, and Currency ProShares.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.